As filed with the Securities and Exchange Commission on January 18, 2008 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)
Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ.	SHELDON KRAUSE, ESQ.

Yigal Arnon & Co.	Eilenberg, Krause & Paul LLP
1 Azrieli Center	11 East 44th Street
Tel Aviv, 67021 Israel	New York, NY 10017
Tel: 972-3-608-7856	Tel: 212-986-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Ordinary Shares, par value NIS 1.00 per share
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units
Total			$30,000,000	$1,179.00 (3)

(1)	This registration statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this registration statement will not exceed $30,000,000 or if the registrant issues any debt securities at an original issuance discount, such greater amount as shall result in proceeds of $30,000,000 to the registrant. The securities covered by this registration statement may be sold separately or as units with other classes of the registered securities. The securities covered by this registration statement also include such indeterminate numbers of ordinary shares and amount of capital notes and debt securities as may be issued upon conversion of or exchange for capital notes, debt securities or purchase contracts that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(2)	The registrant will determine the proposed maximum offering price per unit and the proposed maximum aggregate offering price per class from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for each class is omitted pursuant to General Instruction II.C of Form F-3 under the Securities Act of 1933.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED ____ __, 2008

PROSPECTUS

$30,000,000
Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

        We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $30,000,000 of our:

—	ordinary shares;

—	capital notes;

—	debt securities (including convertible debt securities);

—	purchase contracts;

—	warrants to purchase ordinary shares or debt securities; or

—	any combination of the above, separately or as units.

        This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

        Our ordinary shares are listed on the NASDAQ Global Market under the symbol “TSEM” and on the Tel Aviv Stock Exchange in Israel under the symbol “TSEM.” On January 17, 2008, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $1.13 per share and on the Tel Aviv Stock Exchange was NIS 4.19 per share. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

        The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 2.

        None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is ________, 2008

i

PROSPECTUS SUMMARY

        This is a summary of our business and this offering. For a more complete understanding of our business and this offering, you should read the entire prospectus and the documents incorporated by reference.

Company Overview

We are a pure-play independent wafer foundry dedicated to the manufacture of semiconductors, strategically focused on embedded non-volatile memory, complementary metal oxide semiconductor (CMOS) image sensor, mixed signal and radio frequency CMOS (RFCMOS) technologies. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors using advanced production processes for our customers primarily based on third party designs and our own proprietary designs. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide complementary technical services and design support. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

Our company was founded in 1993, when we acquired National Semiconductor’s 150-mm wafer fabrication facility, or Fab 1, and commenced operations as an independent foundry with a production capacity of approximately 5,000 wafers per month. Since then, we have significantly modernized our Fab 1 facility and equipment, which has improved our process geometries to range from 1.0-micron to 0.35-micron and enhanced our process technologies to include CMOS image sensors, embedded flash and mixed-signal technologies. Depending on the process technology and product mix, as of September 30, 2007, Fab 1 is able to achieve capacity levels of approximately 16,000 wafers per month.

In January 2001, we commenced construction of a new, state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production wafer shipments from this Fab. Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Production capacity of Fab 2 as of September 30, 2007 was approximately 24,000 wafers per month. Depending on the process technology and product mix, when fully ramped-up we estimate that Fab 2 will be able to achieve capacity levels of up to approximately 40,000 wafers per month.

Manufacturing or production capacity refers to installed equipment capacity in our facilities and is a function of the process technology and product mix being manufactured because certain processes require more processing steps than others. All information herein with respect to the wafer capacity of our manufacturing facilities is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during a period and the actual or expected process technology mix for such period. Unless otherwise specifically stated, all references herein to “wafers” in the context of capacity in Fab 1 are to 150-mm wafers and in Fab 2 are to 200-mm wafers.

Our manufacturing facilities and executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

Additional information about us and our operations may be found at our web site: www.towersemi.com. Information on our website is not incorporated by reference in this prospectus.

The Offering

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $20 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information; Incorporation of Information by Reference.”

RISK FACTORS

        Investing in our securities involves risks which you should consider carefully. We have set forth below risk factors related specifically to this offering. For risks related to our business operations as well as other risks associated with our company, see “Risk Factors” in the prospectus included in our registration statement on Form S-8 filed with the Securities and Exchange Commission (“SEC”) on November 1, 2007 which is incorporated by reference herein, as well as all reports that we file with the SEC that we incorporate by reference into this prospectus. See “Where You Can Find More Information; Incorporation of Information by Reference” below. We may also include risk factors in a prospectus supplement.

Risks Related to the Offering

Investors in this offering may suffer immediate dilution.

        As of September 30, 2007, we had a net tangible book value of approximately $32.9 million which yields a net tangible book value of approximately $0.27 per ordinary share, assuming no exercise or conversion of any outstanding options, warrants or convertible securities. The net tangible book value per share is less than the market price per share as of January 10, 2008. If you pay more than the net tangible book value per share for shares in this offering, you will suffer immediate dilution.

If holders of our outstanding share options, warrants or convertible securities exercise or convert such securities, the value of your shares may decrease.

        As of December 31, 2007, we have reserved an aggregate of approximately 244million ordinary shares for issuance upon exercise or conversion of outstanding share options, warrants and convertible securities as follows:

—	29.6 million shares issuable on the exercise of share options, at exercise prices ranging from $1.16 to $25 per share, and expiring through 2015;

—	37.4 million shares issuable on the exercise of warrants, at exercise prices ranging from $1.21 to $6.17 per share, and expiring through March 2012;

—	117.8 million shares issuable upon the conversion, for no additional consideration, of capital notes; and

—	59.2 million shares issuable upon the conversion of convertible debentures, $29.1 million principal amount of which is convertible at $1.10 per share through January 2012, $53.6 million principal amount of which is convertible at $2.21 per share through December 2011, $32.4 million principal amount of which is convertible at $4.58 per share through December 2012 and $16.0 million principal amount of which is convertible at $11..85per share through January 2009.

If the holders exercise those securities, or similar equity-based instruments we may issue in the future, you may experience dilution in the net tangible book value of your ordinary shares. In addition, the sale or availability for sale of the underlying shares in the marketplace could depress our share price. Of the underlying shares listed above, all but approximately 65.7 million of the shares underlying the capital notes and 5.4 million shares underlying warrants exercisable at $2.04 per share, are covered by an effective resale registration or are eligible for sale without restriction pursuant to Rule 144 or Regulation S under the Securities Act. Holders of these shares are entitled to resell the shares immediately upon issuance, potentially resulting in downward pressure on our stock. Holders of the balance of the underlying shares are entitled to resale registration rights which, if exercised, could permit the resale of these shares immediately upon issuance, adding to downward pressure on our stock.

We will have broad discretion over the use of the proceeds of this offering and may not realize a return.

        We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes, including potential acquisitions. We may use the net proceeds for purposes that do not yield a significant return, if any, for our shareholders.

NOTE CONCERNING FORWARD-LOOKING STATEMENTS

          This prospectus, any prospectus supplement and the documents we incorporate by reference into this prospectus and any prospectus supplement contain statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements which are not strictly statements of historical fact constitute forward-looking statements. These include, without limitation, statements regarding future cash requirements, financial performance and production capacity. Forward-looking statements are often identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of our company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to (i) the completion of the equipment installation, technology transfer and ramp-up of production in Fab 2 and raising the funds therefor, (ii) the cyclical nature of the semiconductor industry and resulting periodic overcapacity, fluctuations in operating results and future average selling price erosion, (iii) having sufficient capital to satisfy our short-term and long-term debt obligations, (iv) operating our facilities at high utilization rates which is critical in order to defray the high level of fixed costs associated with operating a foundry and reduce our losses, (v) our ability to satisfy the covenants stipulated in our amended credit facility agreement, (vi) our ability to capitalize on increases in demand for foundry services, (vii) meeting the conditions to receive Israeli government grants and tax benefits approved for Fab 2, the possibility of the government requiring us to repay all or a portion of the grants already received, and obtaining the approval of the Israeli Investment Center for a new expansion program, (viii) our ability to accurately forecast financial performance, which is affected by limited order backlog and lengthy sales cycles, (vix) maintaining existing customers and attracting additional customers, (x) not receiving orders from our wafer partners and customers, which can result in excess capacity, (xi) our dependence on a relatively small number of products for a significant portion of our revenue, (xii) product returns, (xiii) our ability to maintain and develop our technology processes and services to keep pace with new technology, evolving standards, changing customer and end-user requirements, new product introductions and short product life cycles, (xiv) competing effectively, (xv) our large amount of debt and our ability to repay our short-term and long-term debt on a timely basis, (xvi) achieving acceptable device yields, product performance and delivery times, (xvii) our ability to manufacture products on a timely basis and to purchase equipment to increase Fab2 capacity beyond 24,000 wafers per month and timely installation thereof, (xviii) our dependence on intellectual property rights of others and our ability to operate our business without infringing others’ intellectual property rights, (xix) exposure to inflation, currency exchange and interest rate fluctuations and risks associated with doing business internationally and in Israel and (xx) business interruption due to fire, the security situation in Israel and other events beyond our control . These and other risks are described in greater detail in the documents that we incorporate by reference in this prospectus. You should consider these risks and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. You are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at the time and which speak only as of the date made. While we may elect to update or revise any forward-looking statements, we do not assume, and we expressly disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

        We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

        The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. The following documents filed with the Securities and Exchange Commission by our company are incorporated by reference in this registration statement:

—	Annual report on Form 20-F for the year ended December 31, 2006, filed on June 25, 2007, to the extent the information in that report has not been updated or superseded by this prospectus;

—	Report on Form 6-K dated May 2007 No. 2 (filed on May 2, 2007).

—	Report on Form 6-K dated June 2007 No. 2 (filed on June 13, 2007).

—	Report on Form 6-K dated July 2007 No. 3 (filed on July 16, 2007).

—	Report on Form 6-K dated July 2007 No. 5 (filed on July 26, 2007).

—	Report on Form 6-K dated August 2007 No. 2 (filed on August 15, 2007).

—	Report on Form 6-K dated August 2007 No. 3 (filed on August 15, 2007).

—	Report on Form 6-K dated August 2007 No. 4 (filed on August 20, 2007).

—	Report on Form 6-K dated September 2007 (filed on September 10, 2007).

—	Report on Form 6-K dated September 2007 No. 3 (filed on September 25, 2007).

—	Report on Form 6-K dated October 2007 No. 3 (filed on October 22, 2007).

—	Report on Form 6-K dated November 2007 No. 2 (filed on November 7, 2007).

—	Report on Form 6-K dated November 2007 No. 3 (filed on November 13, 2007).

—	Report on Form 6-K dated November 2007 No.4 (filed on November 15, 2007).

—	Report on Form 6-K dated November 2007 No. 5 (filed on November 28, 2007).

—	Report on Form 6-K dated December 2007 (filed on December 4, 2007).

—	Report on Form 6-K dated December 2007 No. 2 (filed on December 17, 2007).

—	Report on Form 6-K dated December 2007 No. 3 (filed on December 19, 2007).

—	Report on Form 6-K dated December 2007 No. 4 (filed on December 19, 2007).

—	Report on Form 6-K dated January 2008 (filed on January 4, 2008).

—	The description of the Company’s Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

        All subsequent annual reports filed by our company pursuant to the Securities Exchange Act of 1934 on Form 20-F prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. We may also incorporate any Form 6-K subsequently submitted by us to the Commission prior to the termination of the offering by identifying in such Forms 6-K that they are being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number: 972-4-650-6611. Copies of these filings may also be accessed at our website, www.towersemi.com. Click on “Investor Relations” and then “Filings.”

        A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Shaul Amor Street, Ramat Gavriel Industrial Park, Migdal Haemek, 23105 Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

        As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the periods indicated below were as follows:

	Nine Months Ended September 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges (1)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Our earnings as adjusted were inadequate to cover fixed charges by $107.3 million for the nine months ended September 30, 2007 and $167.0 million, $201.7 million, $134.2 million, $127.3 million and $63.7 million for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, respectively.

        For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) amortization of capitalized interest offset by interest capitalized. Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor

CAPITALIZATION

        The following table sets forth our long-term debt, convertible debentures and capitalization as of September 30, 2007 on an actual basis. This table was prepared in accordance with the Israeli GAAP. The financial data is derived from our unaudited consolidated financial statements as of September 30, 2007.

September 30, 2007
(US dollars in thousands)

Current maturities of convertibles debentures	$7,340

Long-term bank debt from Banks	362,162

Debentures excluding current maturities	116,865

Long-term customers' advances	36,072

Other long-term liabilities	15,397

Shareholders' equity (deficit):

Ordinary Shares, NIS 1.00 par value per share; 800,000,000 authorized
shares, 125,333,673 issued shares* and 124,033,673 outstanding shares	29,721

Additional paid-in capital	594,809

Capital notes	176,401

Equity component of convertible debentures and cumulative stock based
compensation	29,313

Accumulated deficit	(751,935)

Treasury stock, 1,300,000 shares	(9,072)

Total shareholders' equity	69,237

Total capitalization	$666,594

*	Includes 1,300,000 treasury shares.

        The information set forth on an actual basis in the foregoing table excludes the following securities as of September 30, 2007:

(i)	Approximately 15.1 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $1.93;

(ii)	15,691,877 ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.65;

(iii)	1,348,527 ordinary shares issuable upon conversion of unsecured, subordinated convertible debentures, net, that we issued in January 2002, which are convertible through December 31, 2008;

(iv)	896,596 ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until September 2011;

(v)	58,906 ordinary shares issuable upon exercise of warrants issued to Israel Corp. in connection with the November 2003 amendment to our facility agreement with an exercise price of $6.17 per share and exercisable until December 2008;

(vi)	8,264,464 ordinary shares issuable upon exercise of warrants we issued to our banks with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until September 2011;

(vii)	26,510,033 ordinary shares issuable upon conversion of our debentures convertible until December 2011, pursuant to the prospectus dated December 15, 2005;

(viii)	117,763,158 ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to our banks and to Israel Corp., in September 2006;

(ix)	5,481,000 ordinary shares issuable upon exercise of warrants issued in our June 2006 public offering in Israel with an exercise price of NIS 7.40 per share and exercisable until June 2009;

(x)	5,227,500 ordinary shares issuable upon exercise of warrants sold in our private placements completed in November 2006, with an exercise price of approximately $2.26 per share and exercisable until December 2010;

(xi)	24,232,464 ordinary shares issuable upon conversion of our debentures convertible until December 2011, issued pursuant to our June 2006 public offering in Israel;

(xii)	28,207,796 ordinary shares issuable upon exercise of the warrants issued in our March 2007 private placement;

(xiii)	7,068,881 ordinary shares issuable upon conversion of our debentures convertible until December 2012, issued in our June 2007 private placement and September 2007 public offering in Israel;

(xiv)	2,686,444 ordinary shares issuable upon exercise of warrants issued in our June 2007 private placement and September 2007 public offering in Israel; and

(xv)	5,411,764 ordinary shares issuable upon exercise of warrants issued to our banks and Israel Corp. in connection with our September 2007 $60 million credit facilities with an exercise price of $2.04 per share exercisable until March 2010.

        This information does not take into account the following potential dilutive issuances of securities pursuant to our credit facility agreement and option arrangements with our chief executive officer, which cannot be calculated as of the date of this prospectus since the number of shares issuable will depend upon future transactions in which we may engage and/or the market price of our shares and/or other conditions: (i) ordinary shares issuable upon conversion of securities we may be required to issue in connection with a rights offering and outside investor provisions agreed to in the November 2003 amendment to our facility agreement; (ii) ordinary shares issuable to our banks in January 2011 as a result of the reduction of the interest rate applicable to the quarterly actual interest payments on our outstanding loans and (iii) anti-dilution options that may be granted to our Chief Executive Officer.

PRICE RANGE OF ORDINARY SHARES

        Our ordinary shares are listed and traded on the NASDAQ Global Market under the symbol “TSEM”. In addition, in January 2001, our ordinary shares commenced trading on the Tel Aviv Stock Exchange (TASE) under the symbol “TSEM”.

        The following table sets forth, for the periods indicated, the high and low reported sales prices of the ordinary shares on the NASDAQ Global Market and Tel Aviv Stock Exchange:

	NASDAQ GLOBAL MARKET		TEL AVIV STOCK EXCHANGE
PERIOD	HIGH ($)	LOW ($)	HIGH (NIS)	LOW (NIS)

Last Six Months:
December 2007	1.58	1.35	6.17	5.25
November 2007	1.71	1.44	6.89	5.72
October 2007	1.80	1.57	7.25	6.50
September 2007	1.84	1.33	7.16	5.40
August 2007	1.70	1.20	7.09	5.38
July 2007	1.87	1.42	7.97	6.10

Last Ten Quarters:
Fourth Quarter 2007	1.8	1.35	7.25	5.25
Third Quarter 2007	1.87	1.20	7.97	5.38
Second Quarter 2007	1.94	1.42	7.63	6.20
First quarter 2007	2.08	1.64	8.88	7.00
Fourth quarter 2006	2.18	1.41	9.14	6.16
Third quarter 2006	1.51	1.24	6.69	5.11
Second quarter 2006	1.75	1.22	7.91	6.00
First quarter 2006	1.93	1.22	8.54	6.03
Fourth quarter 2005	1.80	1.02	8.30	5.20
Third quarter 2005	1.40	0.92	6.04	5.10

Last Five Years:
2007	2.08	1.2	8.88	5.25
2006	2.18	1.22	9.14	5.11
2005	2.38	0.92	10.30	5.10
2004	10.80	1.62	46.39	7.70
2003	7.90	2.16	35.00	10.12

        On January 17, 2008, the last reported sale price of the ordinary shares was $1.13 on the Nasdaq Global Market and NIS 4.19 on the Tel Aviv Stock Exchange.

USE OF PROCEEDS

         Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities under this prospectus for general corporate purposes including the ramp-up of Fab 2.  From time to time, we may evaluate the possibility of acquiring businesses, products, equipment tools and technologies, and we may use a portion of the proceeds as consideration for acquisitions. Until we use net proceeds for these purposes, we may invest them in interest-bearing securities.

DILUTION

        We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

—	the net tangible book value per share of our equity securities before and after the offering;
—	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and
—	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

        Our authorized share capital consists of 800 million ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

        The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors.

        In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders.

        Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger) require the affirmative vote (at a meeting convened upon advance notice of no less than twenty one days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

        The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, the persons present shall constitute a quorum.

        Our registration number at the Israeli Registrar of Companies is 52-004199-7.

        The objective stated in our articles of association is to engage in any lawful activity.

        Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meetings commencement that together hold shares conferring in the aggregate at least 33% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

        We had 124,033,673 ordinary shares outstanding as of September 30, 2007 and 124,226,116 ordinary shares outstanding as of December 31, 2007. The above numbers of outstanding ordinary shares do not include 1.3 million treasury shares held by us through a trustee.

        The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

DESCRIPTION OF CAPITAL NOTES

        We may from time to time offer and sell under this prospectus capital notes, which we sometimes refer to as equity equivalent capital notes. When we offer to sell a particular series of capital notes, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of capital notes.

        The capital notes are instruments of equity and not debt. Unless otherwise specified in a prospectus supplement, (i) the face amounts of the capital notes will not bear interest nor will they be linked to any index, (ii) the face amounts of the capital notes will only payable by us out of distributions made upon the winding-up, liquidation or dissolution of our company on a pari passu and pro rata basis with the holders of our ordinary shares and (iii) we will have no right to prepay or redeem the equity equivalent capital notes. In addition, the holder may at any time, convert the face amount of the equity equivalent capital notes, in whole or in part, without payment of any additional consideration, into ordinary shares at a conversion price agreed with the holder. The equity equivalent capital notes have no maturity date and the right to convert into shares does not expire.

        The terms of any particular series of equity equivalent capital notes will be set forth in the purchase agreement with the purchasers and the governing capital note certificate, each of which will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The foregoing summary of the equity equivalent capital notes is not complete. We encourage you to read the purchase agreement and capital note certificate, because they, and not this summary, will govern your rights as a holder of equity equivalent capital notes.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of the debt securities we may offer and sell by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        We may offer under this prospectus up to $30,000,000 in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial offering price of up to $30,000,000. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a prospectus supplement, the senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt.

        The debt securities will be issued under an indenture between us and a trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the general features of the debt securities to be governed by the indenture. The summary is not complete. The executed indenture will be incorporated by reference from a report on Form 6-K. We encourage you to read the indenture, because the indenture, and not this summary, will govern your rights as a holder of debt securities. Capitalized terms used in this summary will have the meanings specified in the indenture. References to “we,” “us” and “our” in this section, unless the context otherwise requires or as otherwise expressly stated, refer to Tower Semiconductor Ltd., excluding its subsidiaries.

Additional Information

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

        We may issue an unlimited amount of debt securities under the indenture, and the debt securities may be in one or more series with the same or various maturities, at par, at a premium or at a discount. Except as set forth in any prospectus supplement, we will also have the right to “reopen” a previous series of debt securities by issuing additional debt securities of such series without the consent of the holders of debt securities of the series being reopened or any other series. Any additional debt securities of the series being reopened will have the same ranking, interest rate, maturity and other terms as the previously issued debt securities of that series. These additional debt securities, together with the previously issued debt securities of that series, will constitute a single series of debt securities under the terms of the applicable indenture.

        We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and other terms of the debt securities, which will include some or all of the following:

—	the title;

—	any limit on the amount that may be issued;

—	whether or not we will issue the series of debt securities in global form, and, if so, the terms and the name of the depository;

—	the maturity date;

—	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

—	whether or not the debt securities will be secured or unsecured, and the terms of any securities;

—	classification as senior or subordinated debt securities;

—	in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of our in right of payment, whether the other indebtedness is outstanding or not;

—	the terms on which any series of debt securities may be convertible into or exchangeable for our common stock or other of our securities, including (a) provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option and (b) provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment;

—	the place where payments will be payable;

—	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

—	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

—	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

—	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

—	whether we will be restricted from incurring any additional indebtedness;

—	any listing of a series of debt securities on a securities exchange or market;

—	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

—	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

        We will provide information on the applicable United States and Israeli income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

        Each debt security will be represented by either one or more global securities registered in the name of The Depositary Trust Company, as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement.

        You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

No Protection in the Event of a Change of Control

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we undergo a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

—	we are the surviving corporation or the successor person (if other than us) expressly assumes our obligations on the debt securities and under the indenture;

—	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

—	certain other conditions are met, including any additional conditions described in the applicable prospectus supplement.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following:

—	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

—	default in the payment of principal of or premium on any debt security of that series when due and payable;

—	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

—	certain events of bankruptcy, insolvency or reorganization of our company; and

—	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

—	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

—	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

—	reduce the amount of debt securities whose holders must consent to an amendment or waiver;

—	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

—	reduce the principal of, or premium on, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

—	reduce the principal amount of discount securities payable upon acceleration of maturity;

—	waive a default in the payment of the principal of, or premium or interest on, any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

—	make the principal of, or premium or interest on, any debt security payable in currency other than that stated in the debt security;

—	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and premium and interest on, those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

—	waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration of the debt securities of such series and its consequences, including any related payment default that resulted from the acceleration.

Discharging Our Obligations

        We may choose to either discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen, destroyed or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

        We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if, in addition to making the deposit with the trustee, we meet some specific requirements. Among other things:

—	we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law;

—	we may not have a default on the debt securities discharged on the date of deposit;

—	the discharge may not violate any of our agreements; and

—	the discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of debt or equity securities (including capital notes) issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

DESCRIPTION OF UNITS

        We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

        Any applicable prospectus supplement will describe:

—	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

—	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

—	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt or equity securities (including capital notes) or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

        The applicable prospectus supplement will describe the following terms of any warrants in respect of which the prospectus is being delivered:

—	the title of such warrants;

—	the aggregate number of such warrants;

—	the price or prices at which such warrants will be issued;

—	the currency or currencies, in which the price of such warrants will be payable;

—	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

—	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

—	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

—	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

—	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

—	information with respect to book-entry procedures, if any;

—	any material Israeli and U.S. federal income tax consequences;

—	the anti-dilution provisions of the warrants; and

—	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through “general” and “special” permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new “general permit” providing that foreign currency transactions are generally permitted, although some restrictions still apply. For example, foreign currency transactions by institutional investors are restricted, including futures contracts between foreign and Israeli residents if one of the base assets is Israeli currency, unless this is a fixed price forward contract for a period of less than one month. Investments outside of Israel by pension funds and insurers are also restricted. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account. We cannot currently assess what impact, if any, this liberalization will have on us. We also cannot predict its future impact on the value of the NIS compared to the dollar and the corresponding effect on our financial position and results of operations.

        The State of Israel does not restrict in any way the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

PLAN OF DISTRIBUTION

        We may sell securities under this prospectus in offerings:

—	through one or more underwriters or dealers;

—	through other agents; or

—	directly to investors.

        We may price the securities we sell under this prospectus:

—	at a fixed public offering price or prices, which we may change from time to time;

—	at market prices prevailing at the times of sale;

—	at prices calculated by a formula based on prevailing market prices;

—	at negotiated prices; or

—	in a combination of any of the above pricing methods.

        If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

        We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

         An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

        All securities we offer, other than common stock, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

DIVIDEND POLICY

        Since 1998, we have not declared or paid cash dividends on any of our shares and we have no current intention of paying any cash dividends in the future. The facility agreement that we entered into with our banks, as amended, prohibits the payment of dividends.

        The Companies Law also restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

OFFERING EXPENSES

        The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$1,179.00
Legal fees and expenses	$25,000.00
Accountants fees and expenses	$5,000.00
Printing expenses	$3,000.00
Miscellaneous	$5,821.00

TOTAL	$40,000.00

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel, and by Eilenberg Krause & Paul LLP, our U.S. counsel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

EXPERTS

        The financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, incorporated by reference in this Prospectus have been audited by Brightman Almagor & Co. A member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

        We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ assets are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see “Risk Factors– It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel”, included in our annual report on Form 20-F for the year ended December 31, 2006, which is incorporated by reference herein.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

$30,000,000

Ordinary Shares
Capital Notes
Debt Securities
Purchase Contracts
Warrants
Units

PROSPECTUS

___________, 2008

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors And Officers.

        The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)	the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

    i.        sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

    ii.        sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

—	a breach of his fiduciary duty, except to the extent described above;

—	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

—	an act or omission done with the intent to unlawfully realize personal gain; or

—	a fine or monetary settlement imposed upon him.

        Under the Companies Law, the term “office holder” may include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

        We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

Item 9. Exhibits.

The following exhibits are filed with this registration statement:

No.	Description

1.1	Underwriting agreement.*

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, File No. 333-126909, "Form F-1No. 333-126909").

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565 ("Form S-8 No. 333-117565").

3.3	Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8, File No. 333-138837 (the "2006 Form S-8").

4.1	Form of securities purchase agreement.*

4.2	Form of capital note certificate.*

4.3	Form of indenture relating to debt securities.**

4.4	Form of debt securities.*

4.5	Form of purchase contract agreement (including form of purchase contract certificate).*

4.6	Form of unit agreement (including form of unit certificate).*

4.7	Form of warrant agreement (including form of warrant certificate).*

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the registrant, re legality.**

5.2	Opinion of Eilenberg Krause & Paul LLP, U.S. counsel to the registrant, re legality.**

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Yigal Arnon & Co., included in Exhibit 5.1.**

23.2	Consent of Eilenberg Krause & Paul LLP, included in Exhibit 5.2.**

23.3	Consent of Brightman Almagor & Co., independent registered public accounting firm.**

24.1	Power of attorney, included in the signature page of this registration statement.**

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.***

* To be filed by amendment, or as an exhibit to a report on Form 6-K and incorporated herein by reference.

** Filed with this registration statement.

*** To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

Item 10. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided , that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

    (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

    (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    (ii)        If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d)        The undersigned Registrant hereby undertakes that:

    (i)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (ii)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e)        The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on January 18, 2008.

TOWER SEMICONDUCTOR LTD. By: /s/ Russel C. Ellwanger —————————————— Russell C. Ellwanger Director and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Russell C. Ellwanger, Oren Shirazi or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, provided such amendment is limited to immaterial matters or any other matter that has been approved by the board of directors, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Dov Moran —————————————— Dov Moran	Chairman of the Board	January 18, 2008

/s/ Russel C. Ellwanger —————————————— Russel C. Ellwanger	Director and Chief Executive Officer (Principal Executive Officer)	January 18, 2008

/s/ Oren Shirazi —————————————— Oren Shirazi	Vice President of Finance and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 18, 2008

SIGNATURE	TITLE	DATE

—————————————— Nir Gilad	Director	January 18, 2008

/s/ Dr. Eli Harari —————————————— Dr. Eli Harari	Director	January 18, 2008

—————————————— Miin Wu	Director	January 18, 2008

/s/ Kalman Kaufman —————————————— Kalman Kaufman	Director	January 18, 2008

/s/ Hans Rohrer —————————————— Hans Rohrer	Director	January 18, 2008

—————————————— Miri Katz	Director	January 18, 2008

/s/ Ron Moskovitz —————————————— Ron Moskovitz	Director	January 18, 2008

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Tower Semiconductor USA, Inc. By: /s/ Russel C. Ellwanger —————————————— Russell C. Ellwanger Chief Executive Officer	January 18, 2008

EXHIBIT INDEX

No.	Description

1.1	Underwriting agreement.*

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form F-1, File No. 333-126909, "Form F-1No. 333-126909").

3.2	Amendment to Articles of Association of the Registrant (incorporated by reference to exhibit 4.2 to the Registration Statement on Form S-8 No. 333-117565 ("Form S-8 No. 333-117565").

3.3	Amendment to the Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8, File No. 333-138837 (the "2006 Form S-8").

4.1	Form of securities purchase agreement.*

4.2	Form of capital note certificate.*

4.3	Form of indenture relating to debt securities. **

4.4	Form of debt securities.*

4.5	Form of purchase contract agreement (including form of purchase contract certificate).*

4.6	Form of unit agreement (including form of unit certificate).*

4.7	Form of warrant agreement (including form of warrant certificate).*

5.1	Opinion of Yigal Arnon & Co., Israeli counsel to the registrant, re legality. **

5.2	Opinion of Eilenberg Krause & Paul LLP, U.S. counsel to the registrant, re legality. **

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges. **

23.1	Consent of Yigal Arnon & Co., included in Exhibit 5.1. **

23.2	Consent of Eilenberg Krause & Paul LLP, included in Exhibit 5.2. **

23.3	Consent of Brightman Almagor & Co., independent registered public accounting firm. **

24.1	Power of attorney, included in the signature page of this registration statement. **

25.1	Statement of Eligibility of Trustee for Indenture under Trust Indenture Act of 1939.***

* To be filed by amendment, or as an exhibit to a report on Form 6-K and incorporated herein by reference.

** Filed with this registration statement.

*** To be incorporated by reference from a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.